Exhibit 99.1

FOR IMMEDIATE RELEASE


                                   CONTACT:       Ned Mavrommatis
                                                  Chief Financial Officer
                                                  ned@id-systems.com
                                                  201-996-9000; Fax 201-996-9144

                   I.D. SYSTEMS RECEIVES ORDER FROM NISSAN FOR

                   WIRELESS INDUSTRIAL FLEET MANAGEMENT SYSTEM

Hackensack, NJ, March 20, 2006 -

I.D. Systems, Inc. (NASDAQ: IDSY) today announced that it has received a purchase order from Nissan North America, Inc., a subsidiary of Tokyo-based Nissan Motor Co., Ltd. (TOKSE: 7201.T; NasdaqSC: NSANY), to deploy I.D. Systems' Wireless Asset Net(TM) vehicle management system on a fleet of material handling equipment at Nissan's automotive manufacturing plant in Smyrna, Tennessee.

The Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control, track, monitor and analyze their assets. The system enables customers to reduce operating costs and capital expenditures and comply with certain safety regulations by accurately and reliably measuring and controlling fleet activity. The system also enhances security at industrial facilities and areas of critical infrastructure, such as airports, by controlling access to, and restricting the use of, vehicles and equipment.

I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. For more information about I.D. Systems, visit www.id-systems.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company's key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company's products to continue to develop, the inability to protect the Company's intellectual property, the inability to manage the Company's growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's registration statement on Form S-3 (File No. 333-131489). These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.